                                 1.800.597.7836

           Vote your OppenheimerFunds proxy over the phone
           Voting your proxy is important. And now OppeheimerFunds
           has mad it easy. Vote at your convenience, 24 hours a day, and save postage costs, ultimately reducing fund expenses.
           Read your Proxy Card carefully. To exercise your proxy,
           Just follow these three simple steps:

1.       Call the toll free number: 1.800.597.7836
2.       Enter the 14-digit Control Number, located on your Proxy Card.
3.       Follow the voice instructions.

If you vote by phone please do not mail your Proxy Card.
1234